Exhibit 99.1
C4 Therapeutics Expands Long-Term Partnership with Roche Through New Collaboration Agreement Focused on Discovering and Developing Degrader-Antibody Conjugates (DACs)

Agreement Focused on Developing DACs With Payloads For Two Oncology Targets, With an Option for a Third Target
C4T to Develop Degraders With Payload Properties; Roche to Conjugate Payloads to Targeted Antibodies
C4T to Receive $20 Million Upfront Payment and Eligible to Receive Over $1 Billion in Discovery, Development and Commercial Milestones, in Addition to Future Royalties
WATERTOWN, Mass., - April 9, 2026 - C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science today announced that it has entered into a new collaboration agreement with Roche (SIX: RO, ROP; OTCQX: RHHBY) to advance research in the emerging degrader-antibody conjugate (DAC) modality. Working together, C4T and Roche will combine antibody-drug conjugation (ADC) and targeted protein degradation (TPD) to develop a new way to treat cancers that leverages both the specificity and catalytic efficiency of degraders with the delivery capabilities of ADCs.
“For the past decade, C4T and Roche have worked together to drive research in targeted protein degradation and to establish this modality as a new way to treat cancer,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “Our new collaboration leverages C4T’s ability to design highly catalytic and selective degraders, as well as degrader payloads for DACs, alongside Roche’s extensive experience developing ADCs with specific binding. Together, these capabilities build a powerful new modality that can offer transformative medicines for patients.”
“Roche has been a believer in targeted protein degradation and its potential for differentiation early on, when partnering with C4T for the first time in 2016,” said Boris Zaïtra, head of corporate business development, Roche. “Our relationship with C4 Therapeutics is built on a decade of trust and shared scientific ambition. We are pleased to enter into our third collaboration, expanding our long-standing partnership to pioneer the emerging modality of degrader-antibody conjugates (DACs).”
Under the joint research plan, C4T and Roche will collaborate on two programs to develop DACs against undisclosed oncology targets exclusive to the collaboration. C4T will use its proprietary TORPEDO® platform to design degrader payload candidates. Roche will select and design the antibody as well as conjugate the antibody to the degrader payload. Roche will be responsible for advancing DAC candidates through preclinical and clinical development as well as commercialization.
C4T will receive a $20 million upfront payment for the two programs. Should Roche exercise its option for a third target, C4T will receive an additional payment. Across the collaboration, C4T will receive near-term discovery milestone payments. C4T is eligible to receive over $1 billion in discovery, regulatory and commercial milestone payments. In addition, C4T is entitled to tiered royalties on future sales, subject to reductions under certain circumstances as described in the collaboration agreement.
About Degrader-Antibody Conjugates (DACs)

ADCs over the last 15 years have made important contributions to cancer therapy, but their clinical utility has historically been challenged by a limited therapeutic margin. Degrader-based ADCs, or degrader-antibody conjugates (DACs), represent a potential step-change in this modality. By utilizing degrader payloads that target specific cellular dependencies, DACs offer a superior therapeutic index. These small-molecule degraders are characterized by a catalytic mechanism of action—a feature unique to this approach—rendering them exceptionally well suited for targeted antibody delivery.
About C4 Therapeutics C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
About the TORPEDO® Platform
The proprietary TORPEDO® platform drives C4 Therapeutics’s (C4T) efforts to create a new generation of small molecule medicines centered around heterobivalent degraders (BiDAC™ degraders), molecular glue degraders (MonoDAC® degraders) and degrader-antibody conjugates (DACs). The TORPEDO platform integrates DNA-encoded library (DEL) technology, a Cereblon toolkit, diverse chemical libraries, degrader design assisted by AI-driven ternary complex models and proteomics to selectively target disease-causing proteins. C4T utilizes the TORPEDO platform to design and develop highly catalytic, specific and potent degraders with the ability to penetrate the blood brain barrier across a range of clinically validated pathways and diseases that include oncology, inflammation and neuroinflammation and neurodegeneration. C4T further leverages the TORPEDO platform to develop payloads for degrader-antibody conjugates (DACs), an emerging modality for hard-to-treat cancers.
Forward Looking Statements This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC® degraders; our ability to achieve potential future milestone or royalty payments; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of the risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg

Associate Director, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com